Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
    Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for the Quarter and Nine-Months Ended September 30, 2010 and Declares Quarterly Dividend

St. Louis, MO., October 20, 2010 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales and earnings per share for the third quarter and the nine-months ended September 30, 2010.

Sales for the third quarter of 2010 were $26.4 million, an increase of 6.5% over the $24.8 million reported for the third quarter of 2009. Income from operations for the third quarter increased 7.6% to $6.1 million from $5.7 million in the prior year quarter. Net income for the third quarter increased 12.8% to $3.9 million from $3.5 million in the third quarter of 2009. Diluted earnings per share for the third quarter of 2010 were $0.49, an increase of 14.0% over the $0.43 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.04 and $0.03 in the third quarter of 2010 and 2009 respectively, and diluted shares outstanding for the quarter were 8.0 million for the quarter, unchanged from the prior year quarter.

For the nine months ended September 30, 2010, sales were $77.0 million, increasing 5.2% from the $73.2 million reported in the prior year period. Income from operations increased 7.1% to $17.2 million for the nine months ended September 30, 2010 from $16.0 million in the prior year period. Net income was $11.2 million for the nine months ended September 30, 2010, increasing 12.2% from $10.0 million in the prior year period. Diluted earnings per share were $1.39 for the nine months ended September 30, 2010, an increase of 11.2% from $1.25 in the prior year period. Diluted earnings per share were affected by equity compensation expense of $0.11 and $0.10 for the nine months ended September 30, 2010 and 2009, respectively, while diluted shares outstanding for the nine months ended September 30, 2010 increased 1.2% to 8.0 million from the prior year period.

We are pleased with the overall strength of our sales in the quarter. Our diagnostic product line continued to strengthen during the third quarter as sales increased for the second consecutive quarter. Demand for our consumables products also remained strong, posting solid increases over the prior year quarter. A stronger U.S. dollar negatively impacted sales by approximately $145,000.

We remain focused on executing our strategy for growth. We added resources to support and enhance our sales and marketing efforts. We increased the operating efficiency of the business through process automation and consolidating our Brownsville, Texas facility into our Earth City operation. We also continued to make progress on our new product development program. During the quarter, we launched a pink disposable prophy angle in support of breast cancer awareness and added a fluoride varnish to our Zooby line of children’s themed preventive products.

We are pleased with our employees’ successful execution of our strategy during difficult economic times. The Company’s balance sheet continued to strengthen as bank debt was further reduced to roughly $4.2 million by the end of the third quarter. We will continue to invest in systems, product development, and processes in order to maximize opportunities for growth.

The company also announced that on October 19, 2010 the Board of Directors declared a quarterly dividend of $0.04 per share, payable by the Company on December 15, 2010 to all shareholders of record on November 15, 2010.

A conference call has been scheduled for Thursday, October 21, 2010 at 1:00 P.M. Central Time and can be accessed through InterCall at http://tinyurl.com/Quarter32010 or the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
September 30, 2010 and December 31, 2009
(in thousands, except per share data)

	(Unaudited)
	September 30	December 31
Assets	2010	2009
Current assets
Cash	$339	$67
Accounts receivable, net	13,401	11,397
Inventories	15,911	14,816
Other current assets	4,641	4,849
Total current assets	34,292	31,129

Property, plant and equipment, net	33,435	33,668
Goodwill	80,312	80,374
Other intangible assets	11,697	12,097
Other assets	2,136	2,732

Total assets	$161,872	$160,000

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,827	$8,377
Total current liabilities	10,827	8,377

Long-term debt	4,200	13,979
Long-term secured borrowing	166	550
Deferred income taxes	15,886	15,947
Other noncurrent liabilities	261	282
Total liabilities	31,340	39,135

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,747	23,985
Retained earnings	156,020	145,756
Common stock in treasury, at cost	(49,219)	(49,090)
Accumulated other comprehensive income (loss)	(118)	112
Total stockholders' equity	130,532	120,865

Total liabilities and stockholders' equity	$161,872	$160,000

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	Change	2010	2009	Change

Net Sales	$26,423	$24,805	6.5%	$76,982	$73,206	5.2%
Cost of Goods Sold	$11,841	10,857	9.1%	$34,003	32,264	5.4%
Gross Profit	$14,582	$13,948	4.5%	$42,979	$40,942	5.0%
% of Net Sales	55.2%	56.2%		55.8%	55.9%

Selling, General and Administrative Expense	$8,501	8,298	2.4%	$25,799	24,899	3.6%
% of Net Sales	32.2%	33.5%		33.5%	34.0%

Income from Operations	6,081	5,650	7.6%	17,180	16,043	7.1%
% of Net Sales	23.0%	22.8%		22.3%	21.9%

Interest expense, net	81	172		263	506
Other (income) expense, net	62	53		(86)	95

Income Before Taxes	5,938	5,425	9.5%	17,003	15,442	10.1%

Provision for Income Taxes	2,019	1,951		5,826	5,482

Net Income	$3,919	$3,474	12.8%	$11,177	$9,960	12.2%
% of Net Sales	14.8%	14.0%		14.5%	13.6%

Basic Earnings Per Share	$0.49	$0.44	11.4%	$1.40	$1.27	10.2%

Basic Weighted Average Shares Outstanding	7,953	7,912		7,969	7,866

Earnings Per Share (Diluted)	$0.49	$0.43	14.0%	$1.39	$1.25	11.2%

Diluted Weighted Average Shares Outstanding	8,013	8,040		8,038	7,939